Exhibit 99.4

5161 George Street Royal Centre, Suite 400 Halifax, Nova Scotia B3J 1M7	Auditor General of Nova Scotia

CONSENT OF THE AUDITOR GENERAL

I have read the attached Form 18-K (Annual Report) of the Province of Nova Scotia for the fiscal year ended March 31, 2015, dated December 14, 2015, which is incorporated by reference into the Province’s previously filed Registration Statement File No. 333-89492. I have complied with Canadian generally accepted standards for an auditor’s involvement with offering documents.

I consent to the use of my auditor’s report dated July 23, 2015 to the Members of the Legislative Assembly of Nova Scotia for the Province of Nova Scotia on the financial statements of the Province comprising the consolidated statement of financial position as at March 31, 2015 and the consolidated statements of operations and accumulated deficits, changes in net debt, and cash flow for the year then ended, to be filed with securities regulatory authorities. The Annual Report has been signed by the Deputy Minister of Finance and Treasury Board on December 15, 2015.

I have not performed any procedures subsequent to the date of this consent.

This consent is provided for use solely in connection with the above filing of these financial statements pursuant to the continuous disclosure provisions of securities legislation pursuant to the requirements of the Securities Exchange Act of 1934; accordingly, I do not consent to the use of my auditor’s report for any other purpose.

Michael A. Pickup, CA
Auditor General of Nova Scotia

Halifax, Nova Scotia
December 14, 2015

902 424 4046 tel 902 424 4350 fax www.oag-ns.ca Michael.Pickup@novascotia.ca